EXHIBIT 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of Ainos, Inc. (the “Company”) for the years ended December 31, 2023 and 2022, of our report dated March 8, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, included in its Form 10-K with respect to our audits of the financial statements of the Company as of and for the years ended December 31, 2023 and 2022.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
March 8, 2024